Exhibit 10.5

March 31, 2026

VIA EMAIL

Michael Kazley

Dear Michael:

This letter (the “Agreement”), effective as of the date hereof (the “Effective Date”), will confirm the terms of your continued employment with NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”). For the avoidance of doubt, you have served as Chief Executive Officer and Chairman of the Board of Directors of the Company since October 16, 2025 (the “Initial Start Date”), and this Agreement memorializes the terms applicable to your ongoing employment.

1.        Position and Duties.

(a)    As of the Effective Date, you will continue to be employed by the Company, on a full-time basis, as its Chief Executive Officer. You will also continue to serve as Chairman of the Board of Directors of the Company (the “Board”), and the Company shall continue to nominate you for election to the Board and appoint you as Chairman for so long as you remain Chief Executive Officer of the Company.

(b)    You agree to perform the duties of your position, which shall include those duties and responsibilities set forth on Schedule A, and such other duties as may reasonably be assigned to you from time to time. You also agree that, while employed by the Company, you will devote sufficient time and efforts to the performance of your duties, and will use your best efforts, business judgment, skill and knowledge to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. Notwithstanding the foregoing, you are not precluded from (i) engaging in civic, charitable, non-profit, industry or trade associations or religious activities (including speaking engagements), (ii) devoting a reasonable amount of time to your personal and family investments, or (iii) such other roles with for profit entities or activities that the Board may approve from time to time. For the avoidance of doubt, the activities listed on Schedule B are expressly approved and permitted under this Agreement shall not be deemed to violate the non-competition or other provisions of this Agreement.

(c)    You agree that, while employed by the Company, you will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time.

2.        Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its Affiliates and subject to your full performance of your obligations hereunder, the Company will provide you the following pay and benefits:

(a)    Base Salary. You have served as Chief Executive Officer without an annual base salary since the Initial Start Date and will continue to do so as of the Effective Date. Effective as of January 1, 2027, your base salary will be $200,000 per annum (or such higher amount as the Board may determine) and the Board (or the compensation committee thereof) will evaluate, in consultation with you, the upward adjustments to such base salary consistent with market compensation for similarly situated chief executive officers of comparable public companies beginning in 2027 (as established, the “Base Salary”). Once established, the Base Salary will be subject to periodic review and increase by the Board.

(b)    Bonus Compensation. You have not been eligible for an annual cash bonus since the Initial Start Date and will continue to be ineligible as of the Effective Date. Beginning in 2027, the Board, in consultation with you, will evaluate the establishment of an annual bonus opportunity consistent with market compensation for similarly situated chief executive officers of comparable public companies (the “Annual Bonus”). The Annual Bonus will be earned based on corporate and/or individual performance, as determined by the Board, and your target Annual Bonus shall not be less than one hundred percent (100%) of the Base Salary. The Annual Bonus shall be payable, at the election of the Board, in cash or shares of the Company’s common stock (or a combination thereof). Except as otherwise expressly provided in Section 5 hereof, you must be employed through the date a bonus is paid in order to be eligible for the bonus.

(c)    Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement (e.g., a severance pay plan). Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(d)    Vacations. You will be entitled to vacation and other paid time-off in accordance with the policies of the Company, as in effect from time to time, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company.

(e)    Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Without limiting the foregoing, your reasonable travel, lodging and other business related expenses shall be reimbursed, in addition to any reasonable legal expenses arising from your service to the Company.

(f)    Annual Equity Grants. Beginning in 2027, you will receive annual equity grants under the NovaBay Pharmaceuticals, Inc. 2026 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”) (or any successor plan) with a grant date fair market value commensurate with similarly situated chief executive officers of comparable public companies, with an initial target for such annual grants of not less than 0.15% of the Company’s fully-diluted equity. The amount, form, mix, and terms and conditions of any annual equity grants will be determined by the Board.

3.        Confidential Information and Restricted Activities.

(a)    Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing in this Agreement (y) limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or (z) from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful (or, in the case of (y) and/or (z) requires you to furnish notice to the Company of the same) and (ii) you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed under seal in a lawsuit or other proceeding.  Notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

(b)    Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c)    Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of further instruments of assignment or confirmation and the provision of good faith testimony by declaration, affidavit or in-person) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to secure, prosecute and enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. Notwithstanding the foregoing, the assignment of Intellectual Property hereunder does not apply to any Invention (as defined below) that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, the terms of which are set forth in Exhibit A to this Agreement.

(d)      Restricted Activities. You agree that the following restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(i)    While you are employed by the Company, you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates in any geographic area in which the Company does business or is actively planning to do business during your employment (the “Restricted Area”) or undertake any planning for any business competitive with the Company or any of its Affiliates in the Restricted Area. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, anywhere in the Restricted Area, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with all or any portion of the business of the Company or its Affiliates, as conducted or in planning during your employment with the Company.

(ii)    While you are employed by the Company, you will not directly or indirectly (A) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (B) seek to persuade any such customer, vendor, supplier or other business partner or prospective customer, vendor, supplier or other business partner of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer, vendor, supplier or other business partner or such prospective customer, vendor, supplier or other business partner conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (B) only with respect to those Persons who are or have been a business partner of the Company or any of its Affiliates at any time within the immediately preceding two (2)-year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such two (2) year period, other than by form letter, blanket mailing or published advertisement, and (z) only if you have performed work for such Person during your employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of your employment or other associations with the Company or one of its Affiliates or have had access to Confidential Information which would assist in your solicitation of such Person.

(iii)    While you are employed by the Company and during the twelve (12)-month period immediately following termination of your employment, regardless of the reason therefor (in the aggregate, the “Non-Solicit Period”), you will not, and will not assist any other Person to, (a) solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with them. For the purposes of this Section 3(d)(iii), an “employee” or an “independent contractor” of the Company or any of its Affiliates is any person who was such at any time during the two (2) years immediately preceding the activity restricted by this Section 3(d)(iii).

(e)      In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. You further agree that the Non-Solicit Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 3. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of your employment or other relationship with the Company or any of its Affiliates, shall operate to excuse you from the performance of your obligations under this Section 3.

4.        Termination of Employment. Your employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)    By the Company For Cause. The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement and any equity awards granted to you under the Plan, “Cause” shall mean: (i) your conviction of, or plea of guilty or nolo contendere to, a felony involving moral turpitude; (ii) your commission of any act of fraud, embezzlement, or willful misappropriation of material property of the Company; (iii) your willful and continued failure to perform your material duties after written notice from the Board specifying the failure and a thirty (30)-day opportunity to cure; or (iv) your material breach of any material provision of this Agreement or any confidentiality, non-solicitation, or invention assignment agreement with the Company, provided that the Company shall provide written notice specifying the breach and a thirty (30)-day opportunity to cure (to the extent such breach is reasonably curable).

(b)    By the Company Without Cause. The Company may terminate your employment at any time other than for Cause upon notice to you.

(c)    Resignation by You Without Good Reason. You may terminate your employment at any time upon sixty (60) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your Base Salary for that portion of the notice period so waived.

(d)    Resignation by You for Good Reason. Notwithstanding the provisions of Section 4(c), you may terminate your employment for Good Reason upon written notice to the Company setting forth in reasonable detail the nature of the circumstances constituting Good Reason. For purposes of this Agreement and any equity awards granted to you under the Plan, “Good Reason” means the occurrence of any of the following without your prior written consent: (i) a material reduction in your base compensation (other than a reduction of not more than ten percent (10%) that applies to all similarly situated employees); (ii) a material diminution in your title, authority, duties, or responsibilities; (iii) a requirement that you relocate your principal place of employment by more than fifty (50) miles; (iv) the Company’s material breach of this Agreement or any equity award agreement; or (v) your removal by the Company as Chairman of the Board or the failure of the Company to nominate you to the Board, in each case, that (x) you provide the Company with written notice of the circumstance constituting Good Reason within sixty (60) days following your first knowledge thereof, (y) the Company fails to cure such circumstance within thirty (30) days following the receipt of such notice and (z) you actually terminate your employment within thirty (30) days following the expiration of such cure period.

(e)    Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment. In the event of your Disability (as defined in the Plan) during employment and, as a result, you are unable to continue to perform substantially all of your duties and responsibilities under this Agreement, either with or without reasonable accommodation, the Company will continue to pay you your Base Salary and to provide you benefits in accordance with Section 2(c) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred sixty-five (365) consecutive calendar days. If your Disability continues beyond such twelve (12)-week period, the Company may terminate your employment upon notice to you.

5.        Other Matters Related to Termination.

(a)    Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) the Base Salary for the final payroll period of your employment, through the date your employment terminates; (ii) any other amounts due to you under applicable law or any compensation or benefit plan or policy of the Company; and (iii) reimbursement, in accordance with Section 2(e) hereof, for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to you within thirty (30) days following the date of termination (or such shorter period required by law). For the avoidance of doubt, the effect of any termination of your employment on any restricted stock units or other equity-based awards shall be determined under the applicable award agreements (except, for the avoidance of doubt, the definitions of Cause and Good Reason set forth herein shall apply to such awards).

(b)    Severance Benefits. In the event of any termination of your employment pursuant to Section 4(b) or (d) above (and for the avoidance of doubt, not in the event of a termination for Cause or a resignation without Good Reason), in addition to Final Compensation, the Company will pay you (i) an amount equal to twelve (12) months of your Base Salary (if any, as in effect immediately prior to the date of termination) payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company; provided, however, that if no Base Salary has been established and is in effect as of the date of termination, the severance payment under this Section 5(b)(i) shall be determined in good faith by the Board, in consultation with you, based on market compensation for similarly situated chief executive officers of comparable public companies; and (ii) a portion of the annual bonus for the fiscal year in which the termination occurs, as determined by the Board based on actual performance and pro-rated to reflect the number of days in such fiscal year during which you were employed by the Company prior to such termination, payable at the same time bonuses otherwise are paid to active employees of the Company; provided, however, that if no annual bonus opportunity has been established for the fiscal year in which your termination occurs, any pro-rated bonus payable under this Section 5(b)(ii) shall be determined in good faith by the Board, in consultation with you, based on market practices for similarly situated chief executive officers of comparable public companies; and (iii) the premium cost for continued health and welfare benefits for twelve (12) months following termination (collectively, the “Severance Benefits”). In the event such termination occurs in connection with or within twenty-four (24) months following a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Severance Benefits described in clauses (i) and (iii) of the preceding sentence shall be paid in a lump sum, and shall be increased to eighteen (18) months (rather than twelve (12) months). Once your base salary and annual bonus levels have been established, the Company shall revisit such severance entitlements in consultation with you for potential upward adjustment and shall periodically review such entitlements thereafter against market practices for similarly situated chief executive officers of comparable public companies for potential upward adjustment.

(c)    Conditions To And Timing Of Severance Benefits. Any obligation of the Company to provide you the Severance Benefits is conditioned, however, on your signing and returning to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to you by the Company at the time your employment is terminated (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date your employment is terminated. Any Severance Benefits to which you are entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. The first payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date of termination; but that first payment shall be retroactive to the day following the date your employment terminates. Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA premium contributions, as described in Section 5(b)(iii) would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.

(d)    Benefits Termination. Except for any right you may have under the federal law known as “COBRA” or other applicable law to continue participation in the Company’s group health and dental plans at your cost or as otherwise provided in Section 5(b)(iii), your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of base salary or other payment to you following termination and you shall not be eligible to earn vacation or other paid time off following the termination of your employment.

(e)    Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement. The obligation of the Company to provide you the Severance Benefits, and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6.        Timing of Payments and Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(b)    For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)    Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)    Any payment or reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e)    In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7.        Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment (including prior to the Effective Date) that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates. Notwithstanding the foregoing, Intellectual Property shall not include any Invention that you develop entirely on your own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its Affiliates, unless such Invention (a) relates to the business of the Company or any of its Affiliates for which you are performing services or to the actual or demonstrably anticipated research or development of the Company or any of its Affiliates for which you are performing services or (b) results from any work performed by you for the Company or any of its Affiliates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

8.         Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

9.          Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10.        Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of the properties or assets related to the business for which you work. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

11.         Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.        Miscellaneous. This Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which may be executed and transmitted by DocuSign, facsimile, electronic mail, or other means of electronic transmission, each of which shall be an original, and all of which together shall constitute one and the same instrument. This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You agree that any dispute shall be brought only in, and you agree to submit to the exclusive jurisdiction of, the courts of and in the State of California in connection with any dispute arising out of, connected with, or relating to this Agreement or your employment or other association with the Company or the termination of the same.

13.         Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when (a) delivered (i) in person, (ii) by depositing in the United States mail, postage prepaid, or (iii) by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), and (b) addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Board, or to such other address as either party may specify by notice to the other actually received.

[Remainder of page intentionally left blank.]

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than March 31, 2026. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely yours,

/s/ Tommy Law
Tommy Law, Chief Financial Officer

Accepted and Agreed:

/s/ Michael Kazley
Michael Kazley

Date:	March 31, 2026

Schedule A

Duties and Responsibilities

Schedule B

Exhibit A

INVENTION ASSIGNMENT NOTICE

You are hereby notified that the Agreement between you and NovaBay Pharmaceuticals, Inc., to which this Invention Assignment Notice is attached as Exhibit A, does not apply to any invention which qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code. Following is the text of California Labor Code § 2870:

CALIFORNIA LABOR CODE SECTION 2870

(a)         Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)          Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)          Result from any work performed by the employee for the employer.

(b)          To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.